Exhibit 10.3

Dated:  October 11, 2007

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. October 101 2007	$2,000,000

EAGLE BROADBAND INC.

Convertible Debenture

Due: October 11th, 2010

This Convertible Debenture (the “Debenture”) is issued by EAGLE BROADBAND INC., a Texas corporation (the “Company”), to DUTCHESS PRIVATE EQUITIES FUND, LTD., a Cayman Island exempted company (the “Holder”), pursuant to that certain Settlement Agreement and General Release dated October 11, 2007 (the “Settlement Agreement”), as (i) full payment and final settlement of the Note 2 (as defined in the Settlement Agreement) and (ii) partial payment on Note 1 (allocated as defined in the Settlement Agreement) (collectively, the “Obligations”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder or its successors and assigns the principal sum of Two Million Dollars ($2,000,000), together with all accrued but unpaid interest thereon, if any, on or before October 9, 2010 (the “Maturity Date”) in accordance with the following terms:

Section 1.

General Terms

(a)

This Debenture and the shares of Common Stock issuable hereunder are issued pursuant to the Settlement Agreement in exchange for the amounts stated in the Settlement Agreement which are owed by the Company under the Obligations.  This Debenture and such shares of Common Stock issuable hereunder shall be deemed to have a holding period that commenced as of the original Issuance Date of the February Debenture (as such term is defined therein) and original Issuance Date of Note 1 (as such term is defined therein), for each of the Obligations.

(b)

Interest shall accrue on the unconverted principal amount of this Debenture at the rate of eighteen percent (18%) per annum, compounded monthly.

Section 2.

Events of Default.

(a)

An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)

The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(ii)

The Common Stock shall cease to be quoted for trading or listing for trading on any of (a) the American Stock Exchange, (b) New York Stock Exchange, (c) the Nasdaq National Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (“OTC”) (each, a “Primary Market”) and shall not again be quoted or listed for trading on any Primary Market within five (5) Trading Days of such delisting;

(iii)

The Company shall fail for any reason to deliver Common Stock certificates to the Holder on or prior to the fourth (4th) Trading Day after a Conversion Date, and such failure continues for two (2) Business Days after the Company receives notice of such failure, or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions in accordance with the terms hereof;

(iv)

The Company shall fail for any reason to deliver the payment in cash of a Buy-In Adjustment Amount (as defined herein) within the time period set forth in Section 3(d)(vii); or

(v)

The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture (except as may be covered by Section 2(a)(i) through 2(a)(iv) hereof) which is not cured with in the time prescribed, or an Event of Default under any other debenture issued to the Holder in connection herewith;

(vi)

The Company shall fail to deliver an opinion letter for the resale of the shares underlying this Debenture promulgated under Rule 144 within two (2) business days of the date counsel for the Company receives the documentation required to issue such opinion.

(b)

During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the Holder shall have the right to convert the full principal amount of this Debenture, together with interest, at any time after an Event of Default or the Maturity Date at the Conversion Price then in effect.  The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.  Except with respect to the limitation set forth in Section 3(b)(i) hereof upon an Event of Default, notwithstanding any other provision of this Debenture, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Debenture or the sale of the Underlying Shares.

Section 3.

Conversion.

(a)

Conversion at Option of Holder.

(i)

This Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date (as defined in Section 5) (subject to the limitations on conversion set forth in Section 3(b) hereof).  The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Debenture to be converted by (y) the Conversion Price (as defined in Section 3(c)).  The Company shall deliver Common Stock certificates to the Holder on or prior to the fourth (4th) Trading Day after a Conversion Date.

(ii)

The Holder shall effect conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”).  The date on which a Conversion Notice is delivered is the “Conversion Date.”  Unless the Holder is converting the entire principal amount, including interest, outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Company in order to effect conversions.  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

(b)

Certain Conversion Restrictions.

(i)

The Company shall not effect any conversions of this Debenture and the Holder shall not have the right to convert any portion of this Debenture to the extent that, after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder.  If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 3(a)(ii) and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture.  The provisions of this Section may be waived by a Holder upon not less than 65 days prior notice to the Company.

(ii)

The Holder shall not convert in excess of Two Hundred Thousand Dollars ($200,000) of principal amount of this Debenture in any calendar month (“Conversion Threshold”).  In the event the Company’s Common Stock trades in excess of seven hundred thousand dollars ($700,000) in any calendar month, then the Holder shall not be limited by the Conversion Threshold, but instead shall be entitled to convert up to thirty percent (30%) of the monthly dollar volume of the common stock in each calendar month.  Notwithstanding the forgoing, this conversion restriction shall not apply upon the occurrence of an Event of Default or if waived in writing by the Company.

(c)

Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to seventy-five percent (75%) of the lowest closing bid price of the Common Stock during the twenty (20) Trading Days immediately preceding the Conversion Date as quoted by Bloomberg, LP (the “Conversion Price”).

(d)

Other Provisions.

(i)

All calculations under this Section 3 shall be rounded up to the nearest $0.0001 or whole share.

(ii)

In case of any Change of Control Transaction (as defined in Section 5), the Holder shall have the right thereafter to convert this Debenture at the Conversion Price into the shares of stock and other securities, cash or property receivable upon or deemed to be held by holders of Common Stock following such Change of Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Debenture could have been converted immediately prior to such Change of Control Transaction would have been entitled if such conversion were permitted.

(iii)

The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversions of the entire principal amount of this Debenture, including interest, then outstanding.  If, at any time, the Holder submits a Conversion Notice and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion hereunder (a “Conversion Default,” the date of such default being referred to herein as the “Conversion Default Date”), the Company shall issue to the Holder all of the shares of Common Stock that are available.  Any portion of this Debenture that cannot be converted due to the Company’s lack of sufficient authorized Common Stock may be deemed null and void upon written notice sent by the Holder to the Company.  The Company shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile, within one (1) business day of such default.  The Company agrees to pay the Holder payments for a Conversion Default (“Conversion Default Payments”) in the amount of (N/365) multiplied by 0.24 multiplied by the amount of the tendered but not converted principal amount of this Debenture, where N equals the number of days from the Conversion Default Date to the date (the “Authorization Date”) that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of the remaining principle due hereunder.  The Company shall send notice (“Authorization Notice”) to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder’s accrued Conversion Default Payments.  The accrued Conversion Default Payments shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in Section 3(c), upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at the conversion rate set forth in Section 3(c) until the expiration of the conversion period.

(iv)

The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(v)

If, by the fourth (4th) Trading Day after a Conversion Date, any portion of the shares of this Debenture have not been delivered to the Holder, and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) necessary to make delivery of shares that would have been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below).  The “Buy In Adjustment Amount” is the amount equal to the excess, if any, of (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the sold shares.  The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) Business Days of written demand by the Holder.  By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price

(including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

Section 4.

Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Eagle Broadband Inc.
101 Courageous Drive
League City, TX 77573
Attention: Brian Morrow
Telephone: (281) 538-6000
Facsimile: (281) 538-4730

With a copy to:	Bettison, Doyle, Apffel & Guarino
6710 Stewart Road, Suite 300
Galveston, TX 77551
Attention: Jeff Adams, Esq.
Telephone: (409) 744-9783
Facsimile: (409) 744-9786

If to the Holder:	Dutchess Private Equities Fund, Ltd.
50 Commonwealth Ave., Suite 2
Boston, MA 02116
Attention: Doug Leighton
Telephone: (671) 301-4702

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 5.

Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall mean the date upon which the Holder gives the Company notice of their intention to effectuate a conversion of this Debenture into shares of the Company’s Common Stock as outlined herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Original Issue Date” shall mean the date of the first issuance of the February Debenture and Note 1, regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such instruments.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the shares of Common Stock are quoted on the OTC or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

Section 6.

Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal and interest of this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct obligation of the Company.

Section 7.

This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 8.

If this Debenture is mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 9.

This Debenture shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflicts of laws thereof.

Section 10.

If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

Section 11.

Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

Section 12.

If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 13.

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 14.

This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

Section 15.

For purposes of calculating the holding period for the Underlying Shares , the Holder shall tack back to the Original Issue Dates for the February Debenture and Note 1, and the Company shall not adopt a position inconsistent with the foregoing or contest such tacking for any reason, provided that such position is not inconsistent with law, and the Company shall use its best efforts to cooperate with the Holder in any efforts the Holder may undertake to assert such tacking in connection with the future sale of the Underlying Shares or any other securities issued upon the conversion of this Debenture.

Section 16.

The Company shall use all commercially reasonable best efforts to have an opinion letter stating that the Holder’s shares underlying the Debenture are eligible for sale under Rule 144.  In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Shares in accordance with this Section (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion.  The Transfer Agent shall accept and be entitled to rely on such opinion for the purposes of issuing the Underlying Shares.  Any costs incurred by the Holder for such opinion letter shall be added to the Debenture.  The Company shall cooperate fully and in a timely manner with the transfer agent for any Company information requested by the transfer agent.

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
EAGLE BROADBAND INC.

By:	/s/ Brian Morrow
Name:	Brian Morrow
Title:	Chief Operating Officer

HOLDER:
DUTCHESS PRIVATE EQUITIES FUND, LTD.

By:	/s/ Douglas H. Leighton
Name:	Douglas H. Leighton
Title:	Director